Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Theodore A. Boutacoff
Chief Executive Officer
(650) 940-4700
December 17, 2007
Mountain View, California
IRIDEX ANNOUNCES JAMES MACKANESS WILL BE CHIEF
FINANCIAL OFFICER
IRIDEX Corporation (Nasdaq: IRIX) today announced that James H. Mackaness, 44, will join the Company as Chief Financial Officer effective January 2, 2008.
Mr. Mackaness is currently Chief Financial Officer and Vice President of Finance for NextHop Technologies, Inc., a networking wireless technology company. Previously, he served as Vice President of Finance and Chief Financial Officer for InfoGear Technology Corp., a company that developed and manufactured managed Internet appliances. While at InfoGear, Mr. Mackaness assisted with the sale of the company to Cisco Systems where he held a senior management position responsible for Business Development. Prior to his position at InfoGear, he served as Assistant Controller at Electroglas Inc., a manufacturer of inspection equipment for the semiconductor industry. Before Electroglas, Mr. Mackaness spent seven years at Ernst & Young where he advanced to the position of Audit Manager.
Mr. Mackaness, a Chartered Accountant and member of the Institute of Chartered Accountants of England and Wales, received his Bachelor of Arts degree in psychology from the University of Warwick, England.
“Jim will be a great addition to IRIDEX,” commented Theodore A. Boutacoff, President & CEO. “He will provide a good balance of solid accounting & financial controls expertise with an understanding of what is required to optimize operational performance. As part of a transition plan, Jim will spend time at IRIDEX prior to his start date and will continue to provide support to NextHop during the first quarter of 2008.”
About IRIDEX
IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin disorders in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 97 independent distributors into 107 countries. For further information, visit the Company’s website at www.iridex.com
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating the transition of Mr. Mackaness to the Company and the timing and impact of his contributions. Actual results could differ materially and adversely from those projected in the forward- looking statements. Please see a detailed description of the Company’s risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.